                                                                      EXHIBIT 11

                       INTELLIGROUP, INC. AND SUBSIDIARIES




                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                       1997              1996
                                                   -----------       -----------
Net income                                         $   837,000       $   227,000
                                                   ===========       ===========

Weighted average shares outstanding                 10,736,000        12,203,000

Incremental shares
     considered outstanding (1)                        153,000         1,534,000
                                                   -----------       -----------


Shares used in per share calculation                10,889,000        13,737,000
                                                   ===========       ===========


Net income per share                               $      0.08       $      0.02
                                                   ===========       ===========



         (1)Pursuant to the requirements of the Securities and Exchange Commission, stock options and warrants issued by the Company during the twelve months immediately preceding the initial public offering have been included in computing net income per share as if they were outstanding for all periods using the treasury stock method.